UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2011

BLACK SEA METALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51563	98-0374224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

421 9th Street, Manhattan Beach, California, 90266
 (Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code: (424) 247-9261

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer.

Resignation of David Brow as President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

On November 2, 2011, David Brow submitted to the Company his resignation as President, Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Secretary and Treasurer effective immediately upon the appointment of his successor.  Mr. Brow’s resignation is not the result of any disputes, claims or issues with the Company.  Mr. Brow will work with his successor, Alastair Neill, to facilitate an orderly transition of his responsibilities.

Appointment of Alastair S. Neill as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

On November 7, 2011, Alastair Neill, age 57, was appointed to the position of President, CEO, CFO, Secretary and Treasurer of the Company.  Mr. Neill was also appointed as a director of the Company.

Mr. Neill is an international operations expert and business development professional with more than 20 years of experience managing all facets of operations and driving revenue growth.  Mr. Neill is a leading expert on rare earth elements.  Mr. Neill is currently Executive Vice-President of Dacha Strategic Metals Inc. (TSX-V: DSM) and is the former Vice-President and General Manager of the rare earths division of Neo Material Technologies Inc. (TSX: NEM).  Since 2010, Mr. Neill has also been President and Director of Rare Earth Industries, Inc. (TSX-V: RND). Mr. Neill has over 15 years of experience in the rare earth industry and has relationships with downstream end-users in Korea, Japan, Europe and North American and suppliers in China.  Mr. Neill holds a Master of Business Administration from York University and a Bachelor of Engineering in Material Science from the University of Western Ontario.

Appointment of James MacPherson as Chief Environmental Officer and Director

On November 7, 2011, James MacPherson, age 47, was appointed to the position of Chief Environmental Officer of the Company.  Mr. MacPherson was also appointed as a director of the Company.

Mr. MacPherson is a registered professional engineer working primarily in the oil and gas industry. Since 1994, Mr. MacPherson has been involved in the design, development and operation of several large oil sands projects in north-eastern Alberta, Canada. The projects have included environmental work in connection with Nexen Inc., Total S.A., Shell, and ConocoPhillips leases in the Alberta oil sands. The design work has ensured that the foregoing projects are compliant with applicable regulations. Mr. MacPherson holds a degree in Environmental Engineering from the University of Montana.

Appointment of Markus Pekeler as Director

Effective November 7, 2011, Markus Pekeler, age 51, was appointed as a director of the Company.

Mr. Pekeler is a senior corporate communications, brand and marketing consultant.  During the preceding 20 years, Mr. Pekeler has served as the head of strategic planning for BBDO Switzerland, Saatchi & Saatchi Central Europe and as CEO of the TBWA Group Switzerland and member of the board of directors of the media company OMD Switzerland.  Since 2007, Mr. Pekeler has consulted in connection with several merger and acquisition projects in the engineering and emerging market sector.

The Company is not aware of any family relationships by blood, marriage, or adoption, between any of the newly appointed officers or directors and any other director, executive officer, or nominee as a director or officer.

The Company has not entered into any transaction nor are there any proposed transactions, where the amount involved exceeds $120,000, in which any of the newly appointed officers or directors or any of their immediate family members had or is to have a direct or indirect material interest.

Item 7.01.                    Regulation FD Disclosure.

The Company issued a press release announcing the appointment of officers and directors.  The press release is hereby being furnished to the Securities and Exchange Commission on Form 8-K to satisfy the Company’s “public disclosure” obligations under Regulation FD.

The information contained in this Item 7.01 and Exhibit 99.1 is intended to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01     Exhibits

Exhibit Number	Description

99.1	Press Release dated November 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK SEA METALS, INC.
November 8, 2011	By: /s/ Alastair Neill Alastair Neill Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 8, 2011